Exhibit 10.7

FAHL Related Party Loans

Certain parties affiliated with FAHL hold outstanding loans issued to FAHL (the “FAHL Related Party Loans”), which, in the aggregate, equaled $15,268,986 and $8,683,693 as of December 31, 2021 and December 31, 2020, respectively. The FAHL Related Party Loans are interest-free loans with no maturity date: As of December 31, 2021, the outstanding amounts held under the FAHL Related Party Loans were as follows:

● the Seller in the amount of $708,578;

● Lighthouse Settlement (the shareholder of the Seller) in the amount of $6,631,951;

● Michael Elbaz, a director FAHL and the Seller, in the amount of $4,926,915; and

● Yariv Elbaz, a beneficiary of the discretionary trust which is the sole shareholder of the Seller, in the amount of $3,001,542.

The FAHL Related Party Loans are not documented. Pursuant to the Business Combination Agreement, FAHL may incur additional FAHL Related Party Loans up to an aggregate of $20 million. Upon consummation of the Business Combination, all FAHL Related Party Loans will be paid off or novated to New Forafric and converted into Ordinary Shares of New Forafric at a price of $10.50 per share.